Exhibit 23.2
William J. Driscoll, Geologist
16311 Hunters Trail
Montgomery, Texas 77356
(713) 305-0802 - wildris@consolidated.net
Consent of William J. Driscoll
I consent to the incorporation by reference of my report dated March 30, 2010, which appears in the December 31, 2009 annual report on Form 10-K of Blue Dolphin Energy Company.

William J. Driscoll Geologist

/s/ William J. Driscoll
William J. Driscoll
Geologist

April 15, 2010